                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No. __________)

Filed by the Registrant |X|
Filed by a Party other than the Registrant
Check the appropriate box:
|_|  Preliminary Proxy Statement   |_|  Confidential, For Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         The United Illuminating Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     (5) Total fee paid:
--------------------------------------------------------------------------------

     |_| Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------

     |_|Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------

     (3) Filing Party:
--------------------------------------------------------------------------------

     (4) Date Filed:

                         THE UNITED ILLUMINATING COMPANY

                   NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS


         DATE:    June 28, 1999

         TIME:    10:00 a.m.

         PLACE:   New Haven Lawn Club
                  193 Whitney Avenue
                  New Haven, Connecticut

MATTERS TO BE VOTED ON:

1.       Election of directors.

2. Approval of the employment of PricewaterhouseCoopers LLP as our independent public accountants for 1999.

3.       Approval of our 1999 Stock Option Plan.

4. Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

         You can vote your shares of common stock at the annual meeting if our records show that you owned the shares on April 29, 1999.

         Whether you plan to attend the annual meeting or not, please fill in, sign, date and promptly return the enclosed proxy in the envelope that we have provided to you. If you mail us back the envelope from anywhere in the United States, then you don't have to put any postage stamps on the envelope.

May 26, 1999

                                           By Order of the Board of Directors,

                                           KURT MOHLMAN, Treasurer and Secretary

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

In order to save us the expense of further solicitation to ensure that a quorum is present at the annual meeting, please mail your proxy to us promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

--------------------------------------------------------------------------------

A diagram showing the location of the New Haven Lawn Club appears on the inside of the back cover of the Proxy Statement.

                                 PROXY STATEMENT

         We mailed this proxy statement and the attached proxy form on or about May 26, 1999 to all of our shareowners who, according to our records, held common stock as of the close of business on April 29, 1999, in connection with the solicitation of proxies for use at the annual meeting of shareowners. The annual meeting is going to be held on Monday, June 28, 1999 at 10:00 a.m. at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut for the purposes explained in the accompanying Notice of Annual Meeting of the Shareowners. We are making the solicitation and we will bear the expense of printing and mailing proxy materials to shareowners. We will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and we will reimburse them for their reasonable expenses in so doing. Our directors, officers and employees may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. In addition, we retained Georgeson & Company, Inc. of New York, New York, to aid in the solicitation of proxies by similar methods at a cost to us of approximately $12,500, plus expenses.

SHAREOWNERS ENTITLED TO VOTE

         At the close of business on April 29, 1999, the record date for the meeting, 14,334,922 shares of our common stock were outstanding. All outstanding shares of common stock will be entitled to vote at the meeting, each share being entitled to one vote, on each matter coming before the meeting as explained in the accompanying Notice of Annual Meeting of the Shareowners. In accordance with our bylaws, our President will appoint inspectors of proxies and tellers to count all votes on each matter coming before the meeting.

         Shareowners who are participants in our Automatic Dividend Reinvestment and Common Stock Purchase Plan will receive proxy forms that cover the shares held in their accounts under the plan. American Stock Transfer & Trust Company, our transfer agent under the plan, has authorized us to vote shares held in the plan according to the instructions received on the proxy forms.

         If you properly sign and return the accompanying proxy, then the shares covered by that proxy:

         - will be voted or not voted, in accordance with the instructions you give us on the proxy, to elect as directors for the ensuing year the thirteen persons named in this proxy statement, or any other person or persons that the present board will determine if one or more of the thirteen persons named is unable to serve;

         - will be voted for or against, or not voted, in accordance with the instructions you give us on the proxy, with respect to the proposal to approve the retention of PricewaterhouseCoopers LLP as independent public accountants for fiscal year 1999;

         - will be voted for or against, or not voted, in accordance with the instructions you give us on the proxy, with respect to the proposal to approve the 1999 Stock Option Plan; and

         - will be voted in accordance with the discretion of the person or persons designated as proxies on the proxy with respect to other matters, if any, that come before the meeting. We are not aware of any other matters to be presented at the meeting.

         You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must file with our Secretary a written notice of revocation or another properly signed proxy bearing a later date. If you attend the meeting in person you may, if you wish, vote by ballot at the meeting. If you do vote by ballot at the meeting, then the proxy you previously gave us would be cancelled.

         Under Connecticut law and our bylaws, shareowners holding a majority of the shares of outstanding common stock will constitute a quorum for purposes of considering and acting upon the matters described in the accompanying Notice of Annual Meeting of the Shareowners.

         Assuming that a quorum is present at the meeting, directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a director nominee will not prevent that director nominee from being elected. Cumulative voting for directors is not permitted under Connecticut law unless a corporation's certificate of incorporation provides for cumulative voting rights. Our certificate of incorporation does not contain a provision for cumulative voting rights.

         Under Connecticut law, assuming that a quorum is present at the meeting, the proposal to retain PricewaterhouseCoopers LLP as our independent public accountants will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

         Under Connecticut law, assuming that a quorum is present at the meeting, the proposal to approve the 1999 Stock Option Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Proxies marked to abstain from voting with respect to the proposal will not have the legal effect of voting against it.


                            -------------------------

PRINCIPAL SHAREOWNERS

         In statements filed with the SEC, the persons identified in the table below have disclosed beneficial ownership of shares of common stock as shown in the table. The percentages shown in the right-hand column are calculated based on the 14,334,922 shares of common stock outstanding as of the close of business on April 29, 1999. In the statements filed with the SEC, none of the persons identified in the table, except David T. Chase, has admitted beneficial ownership of any shares not held in their individual names. All of the persons identified in the table, including David T. Chase, have denied that they have acted, or are acting, as a partnership, limited partnership or syndicate, or as a group of any kind for the purpose of acquiring, holding or disposing of common stock:


                                                                     Amount and
                                                                     Nature of
                             Name and Address                        Beneficial
Title of Class               of Beneficial Owner                     Ownership            Percent of Class
--------------               -------------------                     ---------            ----------------
Common stock                 Rhoda L. Chase                       420,000 shares,                 2.93%
                             One Commercial Plaza                 owned directly
                             Hartford, CT 06103

Common stock                 Cheryl A. Chase                      79,200 shares, owned            0.55%
                             One Commercial Plaza                 directly
                             Hartford, CT 06103

Common stock                 Arnold L. Chase                      230,300 shares,                 1.61%
                             One Commercial Plaza                 owned directly
                             Hartford, CT 06103

Common stock                 The Darland Trust                    146,000 shares,                 1.02%
                             St. Peter's House,                   owned directly
                             Le Bordage
                             St. Peter Port
                             Guernsey GY16AX
                             Channel Islands(1)

Common stock                 David T. Chase                       875,500 shares owned            6.11%
                             One Commercial Plaza                 indirectly(2)
                             Hartford, CT 06103

Common stock                 DTC Holdings Corporation(3)          200,000 shares owned            1.4%
                             One Commercial Plaza                 directly
                             Hartford, CT 06103


--------

(1) The Darland Trust is a trust for the benefit of Cheryl A. Chase and her children. The trustee of this trust is Rothschild Trust Cayman Limited.

(2) All of the shares listed for David T. Chase are included in the shares listed for Rhoda L. Chase, his wife, Cheryl A. Chase, his daughter, Arnold L. Chase, his son, and The Darland Trust.

(3) DTC Holdings Corporation was formerly known as American Ranger, Inc. It is a wholly-owned subsidiary of D.T. Chase Enterprises, Inc. and is indirectly owned and controlled by David T. Chase, Rhoda L. Chase, Cheryl A. Chase, Arnold L. Chase, trusts for the benefit of Arnold L. Chase and his children, and trusts for the benefit of Cheryl A. Chase and her children. D.T. Chase Enterprises Inc. has its address at One Commercial Plaza, Hartford, CT 06103.

NOMINEES FOR ELECTION AS DIRECTORS

         Unless you instruct us otherwise in the proxy, shares to which the proxy relates will be voted in favor of the persons listed below for election as directors of United Illuminating. Although we know of no reason why any of the persons listed below will be unable to serve as a director, if that should occur, your proxy would be voted for any other person or persons that the present board will determine. All of the nominees listed below except Messrs. Chase and Miglio were elected directors at the last annual meeting. The stated age of the director nominees will be their age at June 28, 1999. The board has adopted a policy that states that a director will not be a candidate for re-election after his or her 70th birthday.



                   Name, Principal Occupation, Other
            Corporate Affiliations and Principal Occupations                                                 Director
                 During the Past Five Years of Nominee                                              Age       Since
                 -------------------------------------                                              ---       -----
Thelma R. Albright                                                                                   52        1995
President, Carter Products Division, Carter-Wallace, Inc., Cranbury, New Jersey.
From 1994 through 1995, Ms. Albright was General Manager and Executive Vice
President of Revlon Beauty Care Division. Also, Director, Cosmetics, Toiletry
and Fragrance Association and Consumer Healthcare Products Association.

Marc C. Breslawsky                                                                                   56        1995
President and Chief Operating Officer, Pitney Bowes, Inc., Stamford,
Connecticut. Also, Director, Pitney Bowes, Inc., Pitney Bowes Credit Corp., C.R.
Bard, Inc., Pittson Corp., The Family Foundation of North America, Connecticut
Business and Industry Association and United Way of Eastern Fairfield County;
Vice Chairman of the Governor's Council of Economic Competitiveness and
Technology; Member, Board of Governors, the State of Connecticut/Red Cross
Disaster Relief Cabinet and the Landmark Club; and Trustee, Norwalk Hospital.

David E. A. Carson                                                                                   64        1993
Chairman, Chief Executive Officer and Director, People's Bank, Bridgeport,
Connecticut, and President, Chief Executive Officer and Trustee, People's Mutual
Holdings, Bridgeport, Connecticut. Also, Chairman, Bridgeport Public Education
Fund, Business Advisory Committee of Connecticut Commission on Children and
Bridgeport Area Foundation; and Director, Mass Mutual Institutional Funds, MML
Series Investment Funds, American Skandia Trust, Old State House, Hartford,
Connecticut, The Bushnell, Hartford, Connecticut, and Hartford Stage Company.

Arnold L. Chase                                                                                      47
Executive Vice President, Chase Enterprises, Hartford, Connecticut. Also,
Director, First National Bank of Connecticut, Juvenile Diabetes Foundation
International, American Diabetes Association - Connecticut Affiliate, Old State
House Association, Connecticut Historic Society and Science Center of
Connecticut.

John F. Croweak                                                                                      63        1987
Chairman of the Board of Directors, Anthem Blue Cross & Blue Shield of
Connecticut, Inc., North Haven, Connecticut. Prior to his retirement in 1997,
Mr. Croweak served as Chairman of the Board of Directors and Chief Executive
Officer of Anthem Blue Cross & Blue Shield of Connecticut and its predecessor,
Blue Cross & Blue Shield of Connecticut, Inc. Also Chairman of the Board of
Directors, Connecticut American Insurance Company, ProMed Systems, Inc., OPTIMED
Medical Systems and Signal Medical Services, Inc.; and Director, BCS Financial,
The New Haven Savings Bank, Quinnipiac College, Opticare and Anthem, Inc.

                   Name, Principal Occupation, Other
            Corporate Affiliations and Principal Occupations                                                 Director
                 During the Past Five Years of Nominee                                              Age       Since
                 -------------------------------------                                              ---       -----
Robert L. Fiscus                                                                                     61        1992
Vice Chairman of the Board of Directors and Chief Financial Officer, The United
Illuminating Company. Mr. Fiscus served as President and Chief Financial Officer of United Illuminating during the period January 1994 to February 1998. Also,
Director, Bridgeport Regional Business Council, Griffin Health Services
Corporation, The Aristotle Corporation, Bridgeport Area Foundation and
Susquehanna University; Governor, University of New Haven; and Trustee, Central
Connecticut Coast Young Men's Christian Association, Inc.

Betsy Henley-Cohn                                                                                    46        1989
Chairman of the Board of Directors, Joseph Cohn & Son, Inc., New Haven,
Connecticut. Also, Chairwoman of Birmingham Utilities, Inc.; and Director, The
Aristotle Corporation and Citizens Bank of Connecticut.

John L. Lahey                                                                                        52        1994
President, Quinnipiac College, Hamden, Connecticut. Also, Director, Yale-New
Haven Hospital and Long Wharf Theater; Vice Chairman and Director, Regional Plan
Association Board, New York, New York; Co-Chairman, Connecticut Committee of the
Regional Plan Association Board; and Member, Greater New Haven Regional
Leadership Council and Accreditation Committee of the American Bar Association.

F. Patrick McFadden, Jr.                                                                             61        1987
Chairman, Citizen's Bank of Connecticut, New Haven, Connecticut. From 1994
through 1997, Mr. McFadden was President, Chief Executive Officer and Director,
The Bank of New Haven and BNH Bancshares, Inc. Also, Chairman of the Board of
Directors, Yale-New Haven Health Services Corporation.

Daniel J. Miglio                                                                                     58
Formerly Chairman, President and Chief Executive Officer of Southern New England
Telecommunications Corporation 1994-1998. Director, Aristotle Corporation,
Yale-New Haven Health Services Corporation, Connecticut Public Television and
Radio, New Haven Symphony Orchestra and the Bishop's Fund for Children. Also,
Chairman, International Festival of Arts and Ideas; and Co-Chair, Governor's
Council on Economic Competitiveness and Technology.

Frank R. O'Keefe, Jr.                                                                                69        1989
Retired; former President, Long Wharf Capital Partners, Inc. 1988-1990; retired
Chairman, President and Chief Executive Officer, Armtek Corporation 1986-1988;
President and Chief Operating Officer, Armstrong Rubber Company 1980-1986; and
Director, Aetna Inc.

James A. Thomas                                                                                      60        1992
Associate Dean, Yale Law School. Also, Trustee, Yale-New Haven Hospital and
People's Mutual Holdings; and Director, People's Bank and Sea Research
Foundation.

Nathaniel D. Woodson                                                                                 57        1998
Chairman of the Board of Directors, President and Chief Executive Officer, The
United Illuminating Company. Mr. Woodson served as President of the Energy
Systems Business Unit of Westinghouse Electric Corporation during the period
January 1, 1993 to April 30, 1996. He has served as President of United
Illuminating since February 23, 1998, Chief Executive Officer since May 20, 1998 and Chairman of the Board of Directors since January 1, 1999.

         The board held ten meetings during 1998. The average attendance record of the directors was 95% for meetings of the board and its committees held during 1998.

         Ms. Henley-Cohn and Messrs. Croweak, McFadden and Woodson serve on the Executive Committee of the board. The Executive Committee, a standing committee that has and may exercise all the powers of the board when it is not in session, met once during 1998.

         Ms. Albright and Messrs. Carson, Lahey, McFadden, O'Keefe and Thomas serve on the Audit Committee of the board. The Audit Committee is a standing committee that oversees our financial accounting and reporting practices; evaluates the reliability of our system of internal controls; assures the objectivity of independent audits; explores other issues that it deems may potentially affect us and our employees; and makes recommendations in these regards to the officers and to the board. The Audit Committee held six meetings during 1998.

         Msses. Albright and Henley-Cohn and Messrs. Breslawsky, Carson and Thomas serve on the Compensation and Executive Development Committee of the board. The Compensation and Executive Development Committee is a standing committee that reviews the performance of our officers; reviews and recommends to the board the levels of compensation and other benefits paid and to be paid to our officers; reviews and administers incentive compensation programs for our officers, and recommends to the board changes in these programs; reviews the recommendations of management for its succession planning and the selection of our officers; and reviews the investment standards, policies and objectives established for, and the performance and methods of, our pension plan investment managers. The Compensation and Executive Development Committee held five meetings during 1998.

         Msses. Albright and Henley-Cohn and Messrs. Breslawsky, Carson, Croweak, Lahey, McFadden, O'Keefe and Thomas serve on the Strategic Direction Committee of the board. The Strategic Direction Committee is a standing committee that assists the Chief Executive Officer and senior management with the development of an overall strategic plan for United Illuminating, taking into account the key strategic issues facing us and the electric utility industry and providing a focus for defining and implementing the annual goals and projects comprising our corporate business and operational plans. The Strategic Direction Committee held three meetings during 1998.

         Ms. Henley-Cohn and Messrs. Carson, McFadden, O'Keefe and Thomas serve on the Committee on Directors. The Committee on Directors is a standing committee that recommends policy with respect to the composition, organization, practices and compensation of the board and performs the nominating function for the board. The Committee on Directors held two meetings in 1998. The Committee on Directors will consider for election as directors nominees recommended by shareowners, upon the timely submission of the names of those nominees with their qualifications and biographical information forwarded to the Committee in care of our Treasurer and Secretary.

CORPORATE GOVERNANCE STANDARDS

         The board has approved the following corporate governance standards for the discharge of its duties to United Illuminating and its shareowners.

     The board will discharge its duties in accordance with both the letter and the spirit of all of the laws and governmental regulations that are applicable to United Illuminating and its operations, including the standards of conduct prescribed for individual directors by the Connecticut Business Corporation Act. This is the board's primary governance standard; and the following requirements and proscriptions, which are reviewed by the board annually and are subject to revision from time to time, are intended to serve as supportive standards in this regard.

Board Members

    -    The entire board will be elected annually.

    - A director will not be a candidate for reelection after his or her seventieth birthday.

    - As a general rule, our former executive officers will not be candidates for election as directors.

    - A director will not be a candidate for election to a sixth term unless he or she is the beneficial owner, directly or indirectly, of a number of shares of common stock greater than 3 times the annual retainer fee for directors at the time that the director commenced his or her service, divided by the market value of our common stock at that time.

Board Committees

    - Committees of the board, and the members of committees, will be appointed by affirmative vote of a majority of the directors.

    - The membership of the Audit Committee and the Compensation and Executive Development Committee will consist entirely of independent directors.

    - The Committee on Directors will assess, annually, the effectiveness of the board.

Functioning of the Board

    - Directors will receive materials relative to agenda items as far in advance of board meetings as feasible.

    - When the Chief Executive Officer serves as the Chairman of the board, the senior independent director, in terms of service, will preside at meetings of the board at which the Chairman of the Board and Chief Executive Officer is not in attendance, and at executive sessions of independent directors of the board, and will also serve as an ex-officio member of the Committee on Directors.

    - The board will review and approve, annually, a strategic plan and an operating plan for United Illuminating.

Officers

    - The board will evaluate, annually, in an executive session of independent directors of the board, the performance of our Chief Executive Officer.

    - The Chief Executive Officer will report, annually, to the Compensation and Executive Development Committee of the board, and to the board, regarding succession planning and management development.

    - Acceptance of a compensated appointment to the governing body of another business entity by any of our officers will be subject to prior approval by the board.

    - Our officers will be required to be beneficial owners, directly or indirectly, of shares of common stock in amounts and within time periods determined by our Chief Executive Officer. As part of the 1998 Executive Compensation Review, the officers' stock ownership requirements were increased to the following levels: Chief Executive Officer - 3 times salary, senior officers reporting to the Chief Executive Officer - 1.5 times salary, and all other officers - 1 times salary; resulting in requirements of 24,000 shares for the Chief Executive Officer, 22,100 shares for the senior officers as a group, and 12,600 shares for all other officers as a group. We established a five-year period for our officers to meet these requirements.

    - Incentive compensation plans will link compensation directly and objectively to measurable goals set in advance by the board on the recommendation of the Compensation and Executive Development Committee of the board.

    - Awarded stock options will not be repriced, except in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets or other change in the corporate structure or shares of United Illuminating.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

         The following table indicates the number of shares of common stock beneficially owned, directly or indirectly, as of April 29, 1999, by each director and nominee director, by each of the two persons who served as the Chief Executive Officer during 1998, and by each of the four other most highly compensated officers during 1998, and by all directors and officers as a group.

                                                                                               Shares
                     Name of Individual or                                                   Beneficially
                     Number of Persons in                                                   Owned Directly
                           Group                                                             or Indirectly
                     -------------------------------------------------------------------------------------
                     Thelma R. Albright                                                           3,386
                     Marc C. Breslawsky                                                           4,962
                     David E.A. Carson                                                            8,420
                     Arnold L. Chase                                                            230,300
                     John F. Croweak                                                              3,692
                     Robert L. Fiscus                                                            33,395
                     Betsy Henley-Cohn                                                            3,934
                     John L. Lahey                                                                2,073
                     F. Patrick McFadden, Jr.                                                     4,017
                     Daniel J. Miglio                                                             3,000
                     Frank R. O'Keefe, Jr.                                                        5,114
                     James A. Thomas                                                              2,370
                     Nathaniel D. Woodson                                                        12,214
                     James F. Crowe                                                               6,963
                     Albert N. Henricksen                                                         3,103
                     Anthony J. Vallillo                                                          2,408
                     Richard J. Grossi(1)                                                             0
                     22 Directors, Nominee Directors
                     and Officers as a group, including those named above                       345,897

------------------------
     (1) Mr. Grossi served as Chief Executive Officer of United Illuminating from January 1, 1998 to May 20, 1998. He retired as an officer and director on December 31, 1998.

         The number of shares listed in the table above includes those held for the benefit of officers that are participating in our Employee Stock Ownership Plan and, in the cases of Robert L. Fiscus, 10,500 shares, and, in the case of all directors, nominee directors and officers as a group, 16,300 shares, that may be acquired currently through the exercise of stock options under our 1990 Stock Option Plan.

         The numbers in the above table are based on reports furnished by the directors, nominee directors and officers. The shares reported for Mr. Chase do not include shares held by other members of his family and entities owned by them, which are described at "Principal Shareowners" above. Mr. Chase does not admit beneficial ownership of any shares other than those shown in the foregoing table, and he has denied that he has acted, or is acting, as a member of a partnership, limited partnership or syndicate, or group of any kind for the purpose of acquiring, holding or disposing of our common stock. With respect to other directors, nominee directors and officers, the shares reported in the foregoing table include, in some instances, shares held by the immediate families of directors, nominee directors and officers or entities controlled by directors, nominee directors and officers, the reporting of which is not to be construed as an admission of beneficial ownership.

         Each of the persons included in the above table has sole voting and investment power as to the shares of common stock beneficially owned, directly or indirectly, by him or her, except as described below:

    - voting and investment power is shared by the persons included in the above table with respect to the number of shares listed opposite their respective names below:

                               Name                               Number of Shares
                               ----                               ----------------
                               James A. Thomas                               519
                               James F. Crowe                                718
                               Albert N. Henricksen                          429
                               All directors, nominee directors
                               and officers as a group                     1,856

    - voting and investment power is held by other people or entities on behalf of the persons included in the above table with respect to the number of shares listed opposite their respective names below:

                               Name                               Number of Shares
                               ----                               ----------------
                               David E.A. Carson                             152
                               Robert L. Fiscus                              700
                               Betsy Henley-Cohn                           2,035
                               Frank R. O'Keefe, Jr.                         662
                               James A. Thomas                                50
                               Nathaniel D. Woodson                       12,000
                               James F. Crowe                                 10
                               All directors, nominee directors
                               and officers as a group                    15,832

         The number of shares listed in the stock ownership table above also includes the number of stock units listed opposite each person's name below, for which neither investment nor voting power is held:

                               Name                               Number of Shares
                               ----                               ----------------
                               Thelma R. Albright                          3,155
                               Marc C. Breslawsky                          4,862
                               David E.A. Carson                           7,982
                               John F. Croweak                             2,788
                               Betsy Henley-Cohn                             407
                               John L. Lahey                                 228
                               F. Patrick McFadden, Jr.                    2,117
                               Frank R. O'Keefe, Jr.                       4,222
                               James A. Thomas                               801

These stock units are in stock accounts under United Illuminating's Non-Employee Directors' Common Stock and Deferred Compensation Plan, described below at "Director Compensation". Stock units in this plan are payable, in an equivalent number of shares of United Illuminating common stock, upon termination of service on the board.

         The number of shares of common stock beneficially owned by Mr. Chase, as listed in the above stock ownership table, is approximately 1.6% of the 14,334,922 shares of common stock outstanding as of April 29, 1999. The number of shares of common stock beneficially owned by each of the other persons included in the foregoing table is less than 1% of the outstanding shares of common stock as of April 29, 1999; and the number of shares of common stock beneficially owned by all of the directors, nominee directors and officers as a group represents approximately 2.4% of the outstanding shares of common stock as of April 29, 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and The New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater-than-ten-percent shareowners are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file.

         To our knowledge, based solely on review of reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to our directors, officers and greater-than-ten-percent shareowners were complied with.

Executive Compensation

         The following table shows the annual and long-term compensation, for services in all capacities to United Illuminating for the years 1998, 1997 and 1996, of the two persons who served as the Chief Executive Officer during 1998 and of the four other most highly compensated persons during 1998 who were serving as executive officers at December 31, 1998.

                                                                         Long-term Compensation
         Name and                             Annual Compensation      Securities Underlying LTIP          All Other
      Principal Position            Year      Salary($)   Bonus($)      Options/Sars(#)    Payouts($)    Compensation
      ------------------            ----      ---------   --------      ---------------    ----------    ------------
Richard J. Grossi                   1998       $331,000     $95,000                        $375,165         $2,342,459
Chairman of the Board of Directors  1997        324,000     125,000                         119,700              6,925
and Chief Executive Officer         1996        318,000     125,000                                              6,287

Nathaniel D. Woodson                1998       $341,668    $105,000             80,000                         $38,756
President and Chief Executive
Officer

Robert L. Fiscus                    1998       $224,900     $55,000                        $260,691             $7,745
Vice Chairman of the Board of       1997        220,400      70,000                          59,850              7,360
Directors and Chief Financial       1996        218,400      66,000                                              6,692
Officer

James F. Crowe                      1998       $181,200     $37,000                        $200,531             $7,235
Group Vice President                1997        177,600      55,000                          42,750              6,830
                                    1996        176,600      51,000                                              6,235

Anthony J. Vallillo                 1998       $175,700     $46,000                         $72,191             $6,679
Group Vice President                1997        170,000      55,000                           6,840              6,144
                                    1996        125,875      36,000                                              5,701

Albert N. Henricksen                1998       $147,650     $36,000                         $96,255             $6,876
Group Vice President                1997        140,600      38,000                          13,680              6,401
                                    1996        136,900      37,000                                              5,871

         None of the persons named in the table received any cash compensation in any of the years shown other than the amounts appearing in the columns captioned "Salary," "Bonus," "LTIP Payouts" and "All Other Compensation." None of these persons received, in any of the years shown, any cash-equivalent form of compensation, other than through participation in our group life, health and hospitalization plans, which are available on a uniform basis to all of our salaried employees and the dollar value of which, together with the dollar value of all other non-cash perquisites and other personal benefits received by that person, did not exceed the lesser of $50,000 or 10% of the total salary and bonus compensation received by him for the year.

         The amounts appearing in the column captioned "Annual Compensation - Bonus" in the above table are awards earned in the years 1996, 1997 and 1998 under the Executive Incentive Compensation Program described below.

         The amounts listed for each person under the column captioned "Long Term Compensation - LTIP Payouts ($)" for fiscal year 1998 are amounts that they earned for the 1996-1998 performance period under the 1996 Long-Term Incentive Program described below. The cash payouts were made in March 1999. The amounts listed under the column captioned "Long Term Compensation - LTIP Payouts ($)" for fiscal year 1997 are amounts earned for the

1995-1997 performance period under the 1993 Dividend Equivalent Program. Under this program, which was terminated when the Long-Term Incentive Program described below was established in 1996, each of our officers was awarded a number of dividend equivalent units prior to the commencement of the 1995 performance period and, due to the ranking of our total shareowner return during the performance period relative to the total shareowner returns of a preselected peer group of companies, the officer earned a number of dividend equivalent units that resulted in a cash payment equal to that number of dividend equivalent units multiplied by the sum of all dividends paid per share on our common stock during the performance period. The cash payments were made in February, 1998.

         The amounts appearing in the column captioned "All Other Compensation", except the amounts shown for Messrs. Grossi and Woodson, are cash contributions by United Illuminating to our Employee Stock Ownership Plan on behalf of each of the persons named for:

         - a match of pre-tax elective deferral contributions by him to our 401(k) Plan from his salary and bonus compensation (included in the columns captioned "Salary" and "Bonus"), and

         - an additional contribution by us equal to 25% of the dividends paid on his shares in our Employee Stock Ownership Plan.

Cash contributions of $7,353 and $5,403 were made on behalf of Messrs. Grossi and Woodson, respectively, for these purposes during 1998, and are included in the amounts appearing in the "All Other Compensation" column for each of them. Mr. Grossi retired on December 31, 1998, at which time there was payable to him, under the terms of his employment agreement, a supplemental retirement benefit having a net present lump sum value of $2,335,106. Mr. Woodson was reimbursed, during 1998, for $33,353 of his relocation expenses when he moved from Pennsylvania to Connecticut at the commencement of his employment.

         The amount appearing under the column captioned "Long Term Compensation-Securities Underlying Options/SAR's(#)" for Mr. Woodson is the number of phantom stock options on shares of our common stock granted to Mr. Woodson in February of 1998 at the time of his employment as our President. The options are exercisable at the rate of 16,000 options on each of the first five anniversaries of the grant date during the term of Mr. Woodson's employment agreement, which is described below.

                            -------------------------

         Our Executive Incentive Compensation Program was established in 1985 for the purposes of:

         - helping to attract and retain executives and key managers of high ability,

         - heightening the motivation of those executives and key managers to attain goals that are in the interests of shareowners and customers, and

         - encouraging effective management teamwork among our executives and key managers.

Under this program, cash awards may be made each year to officers and key employees based on their achievement of pre-established performance levels with respect to specific shareowner goals, customer goals and individual goals for the preceding year, and upon an assessment of the officers' performance as a group with respect to strategic opportunities during that year. Eligible officers, performance levels and specific goals are determined each year by directors who are not our employees, and incentive awards are paid following action by the board after the close of the year. Incentive awards are made from individual target incentive award amounts, which are prescribed percentages of the individual participants' salaries, ranging from 20% to 35% depending on each participant's payroll salary grade. A participant may, by achieving his or her pre-established performance levels with respect to specific shareowner goals, customer goals and individual goals for a year, become eligible for an incentive award of up to 150% of his or her target incentive award amount for that year.

         Our 1996 Long-Term Incentive Program was established for the purposes of:

         - promoting our long-term success by attracting, retaining and providing financial incentives to key employees who are in a position to make significant contributions toward that success,

         - linking the interests of these key employees to the interests of the shareowners, and

         - encouraging these key employees to maintain proprietary interests in United Illuminating and achieve extraordinary job performance levels.

Under the program, an initial three-year performance period commenced on January 1, 1996, three-year performance periods commenced on January 1, 1997, January 1, 1998 and January 1, 1999, and a series of three-year performance periods will commence on January 1, 2000 and on each January 1 thereafter to and including January 1, 2005. The board designates the officers, if any, who will be participants in the program for each performance period, the number of contingent performance shares to be awarded each officer-participant for that performance period, and a peer group of companies comparable to us for that performance period. Each contingent performance share is a share unit, equivalent to one share of our common stock, credited to an officer-participant's performance share account in the program on a conditional basis at the beginning of a performance period. At the end of each performance period, the number of performance shares earned for the performance period is calculated on the basis of our total shareowner return during the performance period relative to the peer group of companies preselected by the board for that performance period. Total shareowner return for us, and for each member of the peer group, for a performance period is measured by the formula:

      Change in Market Price from    +    Dividends Declared During the Period
      Beginning to End of Period
      ------------------------------------------------------------------------
                       Market Price at Beginning of Period

If our total shareowner return for the performance period ranks at the ninetieth percentile among the total shareowner returns of the peer group companies, the number of performance shares earned by the officer-participant is equal to the number of contingent performance shares awarded to that officer-participant at the commencement of the performance period. If our total shareowner return ranks below the thirtieth percentile among those of the peer group companies, no performance shares are earned for the performance period. If our total shareowner return ranks between the thirtieth and the ninetieth percentiles, the number of performance shares earned is calculated from a scale rising from 15% to 100%. On each dividend payment date with respect to our common stock, the earned performance shares in an officer-participant's performance share account are credited with an additional number of performance shares in an amount equal to the dividend payable on the earned performance shares in the account divided by the market price of our common stock on the dividend payment date. Upon the termination of an officer-participant's employment, the officer-participant is paid, in cash, an amount equal to the number of earned performance shares in his or her performance share account multiplied by the market price of our common stock on the employment termination date. An officer-participant is also entitled to payment at any time, in cash, of the value of the earned performance shares in his or her performance share account, provided that the officer-participant is in compliance with the minimum stock ownership requirement for the officer prescribed by the board at that time. In 1998, for the 1998-2000 three-year performance period, the board awarded Messrs. Grossi, Woodson, Fiscus, Crowe, Vallillo and Henricksen 8,000, 5,000, 4,000, 2,500, 2,500 and 2,500 contingent performance shares, respectively, under the 1996 Long-Term Incentive Program. The board has not made any award of contingent performance shares in 1999, for the 1999-2001 three-year performance period. See "Proposal to Establish 1999 Stock Option Plan."

         We have entered into an employment agreement with Mr. Woodson, which will continue in effect until terminated by us at any time or by Mr. Woodson on six months' notice. This agreement provides that the annual salary rate of Mr. Woodson will be $400,000, subject to upward revision by the board at the time that salary rates for our other officers are reviewed by the directors, and subject to downward revision by the board contemporaneously with any general reduction of the salary rates of our other officers, except in the event of a change in control of United Illuminating. The salary paid to Mr. Woodson in 1998, shown on the above table, was paid under this agreement. This agreement also provides that when Mr. Woodson's employment terminates after he has served in accordance with its terms, we will pay him an annual supplemental retirement benefit in an amount equal to the excess, if any, of (A) over (B), where (A) is 2.0% of his highest three-year average total salary and bonus compensation from us times the number of years of his deemed service as an employee, which number of years is not to exceed 30 years, and (B) is the annual benefit payable to him under our pension plan. If we terminate Mr. Woodson's employment without cause, he will receive the following two benefits:

         - He will be paid the present value of his supplemental retirement benefit. The present value of the benefit will be calculated by assuming that he retires at his normal retirement date and lives until the age when an average person dies.

         - His second benefit will be his choice of either a cash severance payment equal to up to two years of his then-current salary and bonus compensation, or an increase of any combination of years of age, or years of service as an employee, totaling six, for purposes of calculating his retirement benefit.

         We have has also entered into employment agreements with Messrs. Fiscus and Crowe, each of which will continue in effect until terminated by us on three years' notice or by the officer on six months' notice. These agreements provide that the annual salary rates of Messrs. Fiscus and Crowe will be $218,400 and $176,600, respectively, subject to upward revision by the board at the time that the salary rates of our other officers are reviewed by the directors, and subject to downward revision by the board contemporaneously with any general reduction of the salary rates of our other officers, except in the event of a change in control of United Illuminating. The salaries paid to Messrs. Fiscus and Crowe in 1996, 1997 and 1998, shown on the above table, were paid under these agreements. Each of these agreements also provides that when the officer's employment terminates after he has served in accordance with its terms, we will pay him an annual supplemental retirement benefit in an amount equal to the excess, if any, of (A) over (B), where (A) is 2.2% of his highest three-year average total salary and bonus compensation from us times the number of years of his service deemed as an employee, which number of years is not to exceed 30 years, and (B) is the annual benefit payable to him under our pension plan. If we terminate the officer's employment without cause, he will receive the following two benefits:

         - He will be paid the present value of his supplemental retirement benefit. The present value of the benefit will be calculated by assuming that he retires at his normal retirement date and lives until the age when an average person dies.

         - His second benefit will be his choice of either a cash severance payment equal to up to two years of his then-current salary and bonus compensation, or an increase of any combination of years of age, or years of service as an employee, totaling six, for purposes of calculating his retirement benefit.

         We have also entered into employment agreements with Messrs. Vallillo and Henricksen, each of which will continue in effect until terminated by us at any time or by the officer on six months' notice. These agreements provide that the annual salary rates of Messrs. Vallillo and Henricksen will be $140,000 and $136,900, respectively, subject to upward revision by the board at the time that the salary rates for other officers of United Illuminating are reviewed by the directors, and subject to downward revision by the board contemporaneously with any general reduction of the salary rates of our other officers, except in the event of a change in control of United Illuminating. The salaries paid to Messrs. Vallillo and Henricksen in 1996, 1997 and 1998, shown on the above table, were paid under these agreements. Each of these agreements also provides that when the officer's employment terminates after he has served in accordance with its terms, we will pay him an annual supplemental retirement benefit in an amount equal to the excess, if any, of (A) over (B), where (A) is 2.0% of his highest three-year average total salary and bonus compensation from us times the number of years of his service as an employee, which number of years is not to exceed 30 years, and (B) is the annual benefit payable to him under our pension plan. If we terminate the officer's employment without cause, he will receive the following two benefits:

         - He will be paid the present value of his supplemental retirement benefit. The present value of the benefit will be calculated by assuming that he retires at his normal retirement date and lives until the age when an average person dies.

         - His second benefit will be his choice of either a cash severance payment equal to up to two years of his then-current salary and bonus compensation, or an increase of any combination of years of age, or years of service as an employee, totaling six, for purposes of calculating his retirement benefit.

         A trust fund has been established by us for the funding of the supplemental retirement benefits accruing under the employment agreements with Messrs. Woodson, Fiscus, Crowe, Vallillo and Henricksen, and to ensure the performance of our other payment obligations under each of these employment agreements in the event of a change in control of United Illuminating.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable Value
                         Number of        % of Total                                   at Assumed Annual Rates
                         Securities       Options/Sars                                 of Stock Price Appreciation
                         Underlying       Granted to       Exercise or                       for Option Term
                         Options/Sars     Employees in     Base Price    Expiration    ---------------------------
Name                     Granted (#)      Fiscal Year      ($/Share)       Date             5%($)           10%($)
----                     -----------      -----------      ---------       ----             -----           ------
Nathaniel D. Woodson         80,000         100%           $45.1563       02/23/08        $1,806,520       $3,612,504

         The securities listed in the above table under the column captioned "Number of Securities Underlying Options/SARs Granted (#)" are phantom stock options on shares of our common stock granted to Mr. Woodson on February 23, 1998 at the time of his employment by us as President. The options are exercisable at the rate of 16,000 options on each of the first five anniversaries of the grant date during the term of Mr. Woodson's employment agreement, which is described above.

STOCK OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

         The following table shows aggregated common stock option exercises during 1998 by the Chief Executive Officers and each of our other four most highly compensated executive officers, including the aggregate value of gains realized on the dates of exercise. In addition, this table shows the number of shares covered by both exercisable and non-exercisable options as of December 31, 1998. Also reported are the values as of December 31, 1998 for "in-the-money" options, calculated as the positive spread between the exercise price of existing options and the year-end fair market value of our common stock.

         The amounts appearing in the column captioned "Value Realized($)" in the table below represent the fair market value of the options listed as of the exercise date minus the exercise price. The amounts listed in the column captioned "Value of Unexercised In-the-Money Options/SARs at FY-End ($)" in the table below represent the fair market value of the shares of common stock underlying the options listed as of December 31, 1998 ($51.50 per share) minus the exercise price.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option/Sar Values

                                                        Number of Securities             Value of Unexercised
                                                       Underlying Unexercised          In-the-money Options/sArs
                           Shares                     Options/Sars at FY-End(#)              at FY-End ($)
                         Acquired on    Value         ----------------------------     ----------------------------
        Name             Exercise(#)   Realized($)    Exercisable  Not Exercisable     Exercisable  Not Exercisable
        ----             ------------- -----------    ----------------------------     -----------  ---------------
Richard J. Grossi          41,000       $459,900              0            0        $          0  $           0
Robert L. Fiscus           30,000        397,551         10,500            0             158,813              0
James F. Crowe              7,500         60,938              0            0                   0              0
Anthony J. Vallillo         1,200          8,400              0            0                   0              0
Albert N. Henricksen        2,400         19,900              0            0                   0              0
Nathaniel D. Woodson            0              0              0       80,000                   0        507,496

RETIREMENT PLANS

         The following table shows the estimated annual benefits payable as a single life annuity under our qualified defined benefit pension plan on retirement at age 65 to persons in the earnings classifications and with the years of service shown. Retirement benefits under the plan are determined by a fixed formula, based on years of service and the person's average annual earnings from United Illuminating during the three years during which the person's earnings from United Illuminating were the highest, applied uniformly to all persons.

        Average
Annual Earnings During
      the Highest 3                               Estimated Annual Benefits Payable at Age 65
                                                  -------------------------------------------
    Years of Service                20 Years       25 Years       30 Years         35 Years        40 Years
    ----------------                --------       --------       --------         --------        --------
         $100,000                    $32,000         $40,000        $48,000          $48,000         $48,000
         $150,000                    $48,000         $60,000        $72,000          $72,000         $72,000
         $200,000                    $51,200         $64,000        $76,800          $76,800         $76,800
         $250,000                    $51,200         $64,000        $76,800          $76,800         $76,800
         $300,000                    $51,200         $64,000        $76,800          $76,800         $76,800
         $350,000                    $51,200         $64,000        $76,800          $76,800         $76,800
         $400,000                    $51,200         $64,000        $76,800          $76,800         $76,800
         $450,000                    $51,200         $64,000        $76,800          $76,800         $76,800


         Earnings amounts listed in the column captioned "Average Annual Earnings During the Highest 3 Years of Service" include annual salary and cash bonus awards paid under our Executive Incentive Compensation Program. See "Executive Compensation" above. The annual estimated benefit amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

         Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $160,000 for 1998. This limit was used in the preparation of the table. In addition, qualified plan benefits cannot exceed an Internal Revenue Code Section 415(b) limit of $125,000 for 1998. The board has adopted a supplemental executive retirement plan that has permitted the directors to award supplemental retirement benefits to Messrs. Grossi, Woodson, Fiscus, Crowe, Vallillo and Henricksen and to other officers individually selected by the directors in amounts sufficient to prevent these Internal Revenue Code limitations from adversely affecting their retirement benefits determined by the pension plan's fixed formula.

         As of their last employment anniversary dates, Messrs. Grossi, Woodson, Fiscus, Crowe, Vallillo and Henricksen had accrued 41, 1, 26, 34, 30, and 35 years of service, respectively.


                                     * * * *

                               BOARD OF DIRECTORS
                COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         All of the members of the Compensation and Executive Development Committee of the board are non-employee directors.

         The Compensation and Executive Development Committee formulates all of the objectives and policies relative to the compensation of our officers, subject to approval by the entire board; and the Compensation and Executive Development Committee recommends to the board all of the elements of the officers' compensation arrangements, including the design and adoption of compensation programs, the identity of program participants, salary grades and structure, annual payments of salaries and any awards under the annual incentive compensation program and the long-term incentive program.

         Our basic executive compensation program consists of three components: annual salaries, bonuses under an annual incentive compensation program, and long-term incentive program awards. The overall objective of this program is to attract and retain qualified executives and to produce strong financial performance for the benefit of our shareowners while providing a high level of customer service and value for our customers. Accordingly, all of the Compensation and Executive Development Committee's decisions, in 1998 and in prior years, have ultimately been based on the Compensation and Executive Development Committee's assessment of our overall performance relative to other electric utilities of comparable size, the compensation practices and programs of other companies that are most likely to compete with us for services of executive officers, our strategic objectives, and the challenges we face.

         The Compensation and Executive Development Committee formulates annual salary ranges for our officers by periodic comparisons to rates of pay for comparable positions in other electric utilities as reported in the Edison Electric Institute's Executive Compensation Survey. Within the applicable range, each individual officer's annual salary is then set at a level that will compensate the officer for day-to-day performance, in the light of the officer's level of responsibility, past performance, prior year's salary and bonus, and potential future contributions to our strategic objectives.

         As described in detail above at "Executive Compensation", our annual bonus program and our Long-Term Incentive Program have somewhat different purposes. Under the annual Executive Incentive Compensation Program, cash awards may be made each year to officers based on their achievement of performance levels formulated by the Compensation and Executive Development Committee with respect to:

         -        specific shareowner goals,

         -        specific customer goals,

         -        specific team/individual goals, and

         - a qualitative assessment of the officers' performance as a group with respect to our strategic opportunities during that year.

Our Long-Term Incentive Program, on the other hand, rewards officers for achieving a return to shareowners over three-year periods of time. The Long-Term Incentive Program links long-term incentive awards to total return to shareowners compared to a peer group of electric utilities. Although this program is designed to provide strong incentives for superior future performance, it also encourages officers to continue serving us, because the earning of each incentive award is conditioned upon the officer's continued service for the award's three-year performance period.

         For 1998, the annual bonus opportunities of our officers were targeted by the Compensation and Executive Development Committee so that the combination of each officer's 1998 salary and annual Executive Incentive Compensation Program award, assuming that pre-established performance goals were met, would approximate, on average, the 50th percentile of compensation for comparable positions as reported in the 1997 Edison Electric Institute's Executive Compensation Survey. Goals were established to focus the officers' attention on a "balanced scorecard," covering financial, operational, customer and human resource measures. A prerequisite threshold level of recurring earnings per share was specified in order for any bonus to be earned. For 1998, the pre-established performance goals, accounting for 50% of each officer's bonus award, included measures of: recurring earnings per share from operations, recurring cash from operations available to pay down debt, sales revenues, utility costs, customer satisfaction, reliability, safety, innovation and training. For each of the business unit leaders, the President, the Chief Financial Officer and the Chief Executive Officer, 30% of the bonus award for 1998 was based on the achievement of business unit "balanced scorecard" goals. The remaining 20% of each officer's bonus award for 1998 was based on the Compensation and Executive Development Committee's qualitative assessment of the performance of our officers as a group with respect to 1998 strategic opportunities. For 1998, this assessment focused on the officers' achievements in the development and implementation of a comprehensive plan to prepare for the eventuality of either retail customer choice or some other form of competition that is more intense than the current framework. The comprehensive plan was to include items that address issues of price, past investment costs and ratio of common stock equity to total capitalization. Another goal of the comprehensive plan was to meet our objectives of becoming competitive in both the customer and financial markets.

         Some of the officers' achievements with respect to 1998 pre-established performance goals were especially strong, including 150% of the recurring cash available to pay down debt goal and 150% of the sales revenue goal. The recurring earnings per share from operations goal was achieved at 68%, between the threshold and target levels, and the utility costs goal did not achieve the threshold level. For the remaining goals, innovation, safety and training, achievements were 0%, 71% and 117%, respectively. Business unit leader, President, Chief Financial Officer and Chief Executive Officer achievements of business unit goals ranged between 50% and 117% of the several goals.

         Overall, the Compensation and Executive Development Committee's bonus awards for 1998 under the Executive Incentive Compensation Program ranged between 71% and 105% of the pre-established targeted awards, depending on the individual officer's achievements, reflecting a strong performance by United Illuminating's officers.

         Under our Long-Term Incentive Program, a total of 30,400 Contingent Performance Shares were awarded in 1998 to 11 officers for the three-year performance period 1998-2000.

         During 1998, we conducted, with the assistance of an outside compensation consulting firm, an extensive competitive review of our executive compensation program. The review found executive pay levels to be well-aligned with comparably-sized utility companies and resulted in modifications to the long-term incentive component of the executive pay program, as detailed below, in recognition of the utility industry's transition to a more competitive environment.

         As a result of this competitive review of our executive compensation program, the Compensation and Executive Development Committee recommended and the board approved a change in the Long-Term Incentive Plan to be effective in 1999. Stock options, granted under the proposed 1999 Stock Option Plan, if it is approved by the shareowners, will replace contingent performance shares as the form of long-term incentive. The Compensation and Executive Development Committee believes that the use of stock options provides an even stronger link between the officers and the interests of shareowners, as options only provide the optionee value once the stock price appreciates above the grant price.

         Long-term incentives, in recognition of the increasingly competitive business environment for utilities, are based on a competitive blend of utility and general industry award levels. It is the intention of the Compensation and Executive Development Committee to transition, over a period of several years, to a 50%/50% blend of median utility and general industry long-term incentive awards.

         The options will be granted to officers annually, as approved by the Compensation and Executive Development Committee. The number of options granted to each officer in 1999 will be based on a competitive blend of median Edison Electric Institute utility and general industry long-term award levels for comparably sized companies. Grants made in 1999 will be based on a weighted blend of 70% Edison Electric Institute and 30% general industry competitive long-term incentive data. The partial use of general industry data recognizes the more competitive environment for utilities and was deemed by the Compensation and Executive Development Committee to be an important step toward ensuring our ability to continue attracting, retaining and motivating experienced executive talent, given similar changes in the compensation programs at other utilities.

         It is not expected that any compensation paid to an executive officer during 1999 will become non-deductible under Internal Revenue Code Section 162(m). Section 162(m) provides that no deduction will be available to a publicly held corporation for any compensation in a taxable year in excess of $1 million if paid to any executive officer.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR 1998

         In March of 1998, the Compensation and Executive Development Committee recommended, and the board approved, a 1998 annual salary of $333,200 for Mr. Grossi, as Chairman of the Board and Chief Executive Officer. This annual salary was below the median salary for this position at other electric utilities of comparable size, as reported in the 1997 Edison Electric Institute's Executive Compensation Survey; but it was consistent with the Compensation and Executive Development Committee's judgment that a greater proportion of the targeted combination of base salary and targeted annual performance bonus should be shifted to the performance bonus component of his compensation. Mr. Grossi's annual bonus performance target for 1998 under the Executive Incentive Compensation Program was set at $116,620, consisting of a prerequisite threshold level recurring earnings per share from operations goal and pre-established goals with respect to recurring cash from operations available to pay down debt, sales revenues, utility costs, customer satisfaction, reliability, innovation, safety, training, business unit, and strategic opportunities, as detailed above. At the conclusion of 1998, the Compensation and Executive Development Committee recommended, and the board approved, a 1998 bonus award of $95,000 to Mr. Grossi, representing 81% of his targeted annual performance bonus based on the achievements as described above.

         Mr. Woodson succeeded Mr. Grossi as Chief Executive Officer on May 20, 1998. In March of 1998, the Compensation and Executive Development Committee recommended, and the board approved, a 1998 annual salary of $400,000 for Mr. Woodson, as Chief Executive Officer and President. This annual salary was between the median and the 75th percentile salary for this officership position at other electric utilities of comparable size, as reported in the 1997 Edison Electric Institute's Executive Compensation Survey; and below the 25th percentile of general industry sample for companies of similar size. It was the Compensation and Executive Development Committee's judgment that the salary was appropriate for an executive with the skills and abilities of Mr. Woodson to lead us forward in the competitive business environment. Mr. Woodson's prorated annual bonus performance target for 1998 under the Executive Incentive Compensation Program was set at $119,692, consisting of a prerequisite threshold level recurring earnings per share from operations goal and pre-established goals with respect to recurring cash from operations available to pay down debt, sales revenues, utility costs, customer satisfaction, reliability, innovation, safety, training, business unit, and strategic opportunities, as detailed above. At the conclusion of 1998, the Compensation and Executive Development Committee recommended, and the board approved, a 1998 bonus award of $105,000 to Mr. Woodson, representing 88% of his prorated targeted annual performance bonus based on the achievements as described above.

         The Compensation and Executive Development Committee's qualitative assessment of the performance of the officers as a group with respect to strategic opportunities during 1998 was positive and, in the judgment of the Compensation and Executive Development Committee, reflected favorably on Messrs. Grossi's and Woodson's leadership.

                COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

                              Marc C. Breslawsky, Chair
                              Thelma R. Albright
                              David E. A. Carson
                              Betsy Henley-Cohn
                              James A. Thomas

                                     * * * *

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of our directors who served as a member of the Compensation and Executive Development Committee during 1998 was, during 1998 or at any time prior to 1998, an officer or employee of United Illuminating. During 1998, none of our directors was an executive officer of any other entity on whose board an executive officer of United Illuminating served.

DIRECTOR COMPENSATION

         Directors who are also our employees receive no compensation for their service as directors.

         The remuneration of our non-employee directors includes an annual retainer fee of $21,000, payable $9,000 for service during the first quarter of the year and $4,000 each for service during the second, third and fourth quarters of the year, plus a fee of $1,000 for each meeting of the board or committee of the board attended. The $9,000 retainer fee payable for service during the first quarter of the year is payable in shares of our common stock or by credit to a stock account under the Non-Employee Directors' Common Stock and Deferred Compensation Plan described below. Committee chairpersons receive an additional fee of $750 per quarter year. Non-employee directors are also provided travel/accident insurance coverage in the amount of $200,000.

         Our Non-Employee Directors' Common Stock and Deferred Compensation Plan has two features: a mandatory common stock feature; and an optional deferred compensation feature. Each non-employee director has two accounts in the Non-Employee Directors' Common Stock and Deferred Compensation Plan: a stock account for the accumulation of units that are equivalent to shares of common stock, and on which amounts equal to cash dividends on the shares of our common stock represented by stock units in the account accrue as additional stock units; and a cash account for accumulation of the director's fees payable in cash that the director elects to defer, and on which interest accrues at the prime rate in effect at the beginning of each month at Citibank, N.A.

         Under the common stock feature of the Non-Employee Directors' Common Stock and Deferred Compensation Plan, a credit of stock units to each non-employee director's stock account in the Non-Employee Directors' Common Stock and Deferred Compensation Plan is made on or about the first day of March in each year, unless the director elects to receive shares of our common stock in lieu of having an equivalent number of stock units credited to his or her stock account. Each annual credit consists of a number of whole and fractional stock units equal to the sum of 200 plus the quotient resulting from dividing the retainer fee for the first quarter of the year by the market value of our common stock on the date of the credit.

         Under the deferred compensation feature of the Non-Employee Directors' Common Stock and Deferred Compensation Plan, a non-employee director may elect to defer receipt of all or part of (i) his or her retainer fee for service during the second, third and fourth quarters of each year, (ii) his or her committee chairperson fees, and/or (iii) his or her meeting fees, which are payable in cash. All amounts deferred are credited when payable, at the director's election, to either the director's cash account or to the director's stock account in the Non-Employee Directors' Common Stock and Deferred Compensation Plan. Payments into a stock account are made in the number of whole and fractional stock units based on the market value of our common stock on the date the fee is payable.

         All amounts credited to a non-employee director's cash account or stock account in the Non-Employee Directors' Common Stock and Deferred Compensation Plan are at all times fully vested and nonforfeitable, and are payable only upon termination of the director's service on the board. At that time, the cash account is payable in cash and the stock account is payable in an equivalent number of shares of our common stock.

                            -------------------------

SHAREOWNER RETURN PRESENTATION

         The line graph appearing below compares the yearly change in our cumulative total shareowner return on our common stock with the cumulative total return on the S&P Composite-500 Stock Index, the S&P Public Utility Index and the S&P Electric Power Companies Index for the period of five fiscal years commencing 1994 and ending 1998.

[GRAPH]

                               1993       1994        1995       1996       1997      1998
                               ----       ----        ----       ----       ----      ----
         UIL                    $100      $  83        $111       $103       $157     $193
         S&P 500                 100        101         139        170        227      292
         S&P PUB. UTY.           100         93         129        133        164      188
         S&P EL. CO.             100         87         113        113        141      163

* Assumes that the value of the investment in our common stock and each index was $100 on December 31, 1993 and that all dividends were reinvested. For purposes of this graph, the yearly change in cumulative shareowner return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the year, assuming dividend reinvestment, and (B) the difference in the fair market value at the end and the beginning of the year, by (ii) the fair market value at the beginning of the year. The changes displayed are not necessarily indicative of future returns measured by this or any method.

Employment of Independent Public Accountants

         The board, at a meeting held on January 25, 1999, and in accordance with the recommendation of its Audit Committee, voted to employ the firm of PricewaterhouseCoopers LLP to make an audit of our books and affairs for the fiscal year 1999. One or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to answer questions that may be asked by shareowners.

         If the shareowners do not, by the affirmative vote of a majority of the shares of common stock represented at the meeting, approve the employment of PricewaterhouseCoopers LLP as independent public accountants, their employment will be reconsidered by the board.

PROPOSAL TO APPROVE THE 1999 STOCK OPTION PLAN

     In 1990, our shareowners approved, and we established, a 1990 Stock Option Plan, under which a total of 669,800 stock options were granted by the board during the years 1990 through 1994. No stock options were granted in 1995 and, in 1996, the board replaced the 1990 Stock Option Plan with the Long-Term Incentive Program described at "Executive Compensation." At the present time, only 16,300 stock options remain outstanding and unexercised under the 1990 Stock Option Plan.

     The board now believes that the shareowners' interests will be better served going forward if the long-term incentive program for management is once again based on stock options. Accordingly, the board has made no awards of contingent performance shares in 1999 for the 1999-2001 three-year performance period under the 1996 Long-Term Incentive Program, and the directors intend to substitute, for these awards, grants of stock options under the proposed 1999 Stock Option Plan, which the board approved on March 22, 1999 and recommends that the shareowners approve.

     The 1999 Stock Option Plan is intended to promote our profitability and the profitability of our subsidiaries by:

         - providing our directors, officers and key full-time employees with incentives to contribute to our success, and

         - enabling us to attract, retain and reward the best available directors and managerial employees.

If approved, the 1999 Stock Option Plan is effective as of March 22, 1999 and, unless terminated sooner by the board, will terminate on March 21, 2009. After termination, no further options will be granted under the 1999 Stock Option Plan, although options outstanding on the termination date will not be cancelled by the termination. The full text of the 1999 Stock Option Plan is set forth in the attached Exhibit A to this proxy statement. The following description and discussion of the 1999 Stock Option Plan is qualified in its entirety by reference to Exhibit A.

         A maximum of 650,000 shares of United Illuminating common stock may be purchased under the 1999 Stock Option Plan, and the maximum number of shares that may be purchased through options granted in any one year to any optionee may not exceed 50,000. The shares acquired will be authorized but unissued shares. Options under the 1999 Stock Option Plan may be granted as incentive stock options, intended to qualify for favorable tax treatment under federal tax law, or as nonqualified stock options. When incentive stock options or nonqualified stock options become exercisable and are exercised by the optionee to whom they have been granted, the optionee pays to us the exercise price per share fixed on the date of the option grant and receives shares of our common stock equal to the number of incentive stock options or nonqualified stock options exercised. All proceeds received by us from the exercise of options will be used for general corporate purposes.

         The 1999 Stock Option Plan requires that the exercise price per share for all options be equal to or greater than the fair market value of the common stock on the date of the creation of the option. In the case of the creation of any incentive stock option for an optionee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of our stock or the stock of any of our subsidiaries, the 1999 Stock Option Plan requires that the option exercise price per share be equal to or greater than 110% of the fair market value of shares of common stock on the date the option is created. No option may be repriced after the date of its creation. Fair market value on any date is determined by averaging the high and low sales prices on that date of the common stock on the New York Stock Exchange. The exercise price of an option is payable in cash, by check, or in shares of our common stock having a fair market value on the date the option is exercised equal to the option exercise price of the options being exercised, or any combination of cash, check and shares.

         The Compensation and Executive Development Committee of our board, which does not include any Director who is, or within the previous twelve months has been, an employee, administers the 1999 Stock Option Plan. The committee selects the optionees, determines the number of stock options to be granted to each optionee, whether the stock options will be nonqualified stock options or incentive stock options, and whether any stock option will include a right to purchase an additional share of common stock contingent upon the option holder's having exercised the stock option and having paid its exercise price in full in shares of our common stock (a "Reload Right"). The committee also determines the period within which each stock option granted will be exercisable, and may provide that the stock options will become exercisable in installments.

         The following rules must be observed under the 1999 Stock Option Plan:

         - no stock option may be exercisable less than one year, or more than ten years, from the date it is granted,

         - no more than 1/3 of the number of stock options granted to any optionee on any date may first become exercisable in any twelve-month period,

         - in the case of the grant of an incentive stock option to an optionee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of our stock or the stock of any of our subsidiaries, in no event may stock option be exercisable more than five years from the date it is granted,

         - in the case of incentive stock options, the number of stock options granted to an optionee on any date that may first become exercisable in any calendar year must be limited to $100,000 divided by the exercise price per share,

         - an option arising from the exercise of a Reload Right cannot be exercised before the six-month anniversary of the date when the Reload Right was exercised, and it will expire on the same date on which the option from which it arose would have expired if it had not been exercised,

         - except as otherwise provided in the 1999 Stock Option Plan, an employee optionee may exercise a stock option only if he or she is, and has continuously been since the date of the stock option was granted, a full-time employee of United Illuminating or one of its subsidiaries.

         Upon the termination of a director optionee's service as a director, or of an employee optionee's full-time employment as a result of retirement, death or disability, all of the optionee's options that are not then exercisable will become immediately exercisable. Upon the termination of an employee optionee's full-time employment for any other reason, all of the optionee's options that are not then exercisable will automatically expire. Stock options exercisable on the date of termination due to death will be exercisable for a period of one year after the date of death. Incentive stock options exercisable on the date of termination due to retirement will be exercisable for a period of three months after termination. Incentive stock options exercisable on the date of termination due to a disability will be exercisable for a period of one year after termination. Nonqualified stock options exercisable on the date of termination due to retirement or disability will be exercisable for a period of three years after termination. All stock options exercisable on the date of voluntary or involuntary termination of full-time employment due to any cause other than death, retirement or disability will be exercisable as follows: incentive stock options will be exercisable within three months after the date of termination and nonqualified stock options will be exercisable within five months after the date of termination. However, if an optionee is terminated for cause or engages in an occupation or business that is a competitor of United Illuminating or any of its subsidiaries, all of the optionee's unexercised stock options may be cancelled by the board.

         If there is a change of control of United Illuminating, all stock options that have been granted and have not expired or been exercised will become immediately exercisable.

         The board will have authority to modify or terminate the 1999 Stock Option Plan and may suspend and, if suspended, reinstate the 1999 Stock Option Plan. However, the board will not be permitted to alter or impair any stock option previously granted under the 1999 Stock Option Plan without the optionee's consent. Furthermore, no modification or termination may, without the prior approval of our common stock shareowners:

         - increase the 650,000 maximum number of shares that may be acquired by participants under the 1999 Stock Option Plan, except in the case of a readjustment of the common stock or a recapitalization,

         - reduce the option price that is established under the 1999 Stock Option Plan,

         - extend the maximum option term under the 1999 Stock Option Plan beyond ten years, or

         -        change the 1999 Stock Option Plan's eligibility requirements.

         We believe that under present federal tax laws, the grant of stock options will create no tax consequences for an optionee or us. Except for the alternative minimum tax, if it is applicable, the optionee will have no taxable income upon exercising an incentive stock option and we will receive no deduction when an incentive stock option is exercised. Upon exercising a nonqualified stock option, the optionee must generally recognize ordinary income equal to the "spread" between the exercise price and the fair market value of the common stock on the date of exercise. However, optionees who are subject to federal securities law restrictions will, unless they elect otherwise, generally not recognize ordinary compensation income from the exercise of a nonqualified stock option until the restrictions lapse. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary compensation income as described above. The tax treatment to an optionee of a disposition of shares acquired under the 1999 Stock Option Plan depends on how long the shares have been held and on whether the shares were acquired by exercising an incentive stock option or by exercising a nonqualified stock option. Generally, there will be no tax consequences to us in connection with a disposition of shares acquired under an option, except that we will be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods have been satisfied.

         On March 22, 1999, the board granted, subject to shareowner approval of the 1999 Stock Option Plan, 137,000 nonqualified stock options, with Reload Rights, to nine non-employee directors and twenty-one key employees, as follows:

                                                                                Number of
                     Name                                                        Options
                     ----                                                        -------
                     Each non-employee director                                       4,500
                     Nathaniel D. Woodson                                            21,000
                     Robert L. Fiscus                                                15,500
                     James F. Crowe                                                   8,000
                     Anthony J. Vallillo                                              8,000
                     Albert N. Henricksen                                             8,000
                     Sixteen other officers and key employees, as a group            36,000

These nonqualified stock options will become exercisable in three equal installments. One-third of each optionee's nonqualified stock options will first become exercisable on March 22 in each of the years 2000, 2001 and 2002. All of these nonqualified stock options will expire, unless sooner exercised or terminated, on March 21, 2009.

         The option exercise price per share for all of these nonqualified stock options is the fair market value of the common stock on March 22, 1999, which was $43 7/32.

         Although authorized but unissued shares of our common stock are available for issuance from time to time by the board without approval by the shareowners, the 1999 Stock Option Plan is subject to shareowner approval under the listing requirements of the New York Stock Exchange. Accordingly, it is proposed that the shareowners vote at the meeting to approve the 1999 Stock Option Plan. Approval of the proposal requires the affirmative vote of the holders of a majority of the shares represented at the meeting. The issuance of authorized but unissued shares of our common stock under the 1999 Stock Option Plan is also subject to approval by the Connecticut Department of Public Utility Control. Although approval by the Connecticut Department of Public Utility Control does not require a specific finding as to the fairness of the security issue to our shareowners, the Department does consider, among other things, the effect of proposed issues on our capital structure.

The board recommends a vote FOR the Proposal to Approve the 1999 Stock Option Plan.

Date for Submission of Proposals by Security Holders

         Shareowners who intend to present proposals for action at the 2000 Annual Meeting of the Shareowners are advised that the proposals must be received at the principal executive offices of United Illuminating by January 26, 2000 in order to be included in our proxy statement and form of proxy for that meeting.

         We have filed an Annual Report on Form 10-K for the fiscal year ended December 31, 1998 with the Securities and Exchange Commission. We will provide you with a copy of our Annual Report on Form 10-K, including the financial statements included in the annual report, without charge, if you request us to do so in writing. Please direct your written requests to Kurt Mohlman, Treasurer and Secretary, The United Illuminating Company, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506. Copies of the Annual Report on Form 10-K that we send to you will not include exhibits unless you specifically request exhibits and agree to pay us a fee to defray our copying and postage costs (10 cents per page plus postage).


                                           By Order of the Board of Directors

May 26, 1999                               KURT MOHLMAN, Treasurer and Secretary

                                    EXHIBIT A

                         THE UNITED ILLUMINATING COMPANY
                             1999 STOCK OPTION PLAN

1.   Purpose.

     The purpose of The United Illuminating Company 1999 Stock Option Plan ("the Plan") is to promote the profitability of The United Illuminating Company ("the Company") and its Subsidiaries by providing members of the Company's Board of Directors, officers and certain key employees ("Optionees") with incentives to contribute to the success of the Company and by enabling the Company to attract, retain and reward the best available Directors and managerial employees. The Plan shall be effective on March 22, 1999 (the "Effective Date").

     On and after the Effective Date, the Administrator shall have the authority to grant Nonqualified Stock Options and Incentive Stock Options in accordance with the terms of the Plan.

     For purposes of the Plan, the term "Incentive Stock Option" shall have the meaning set forth in Section 422 of the Internal Revenue Code of 1986, as amended ("the Code"); a "Nonqualified Stock Option" shall be any option to purchase from the Company a share of its no par value Common Stock ("Common Stock") other than an Incentive Stock Option; and "Stock Options" shall refer collectively to Incentive Stock Options and Nonqualified Stock Options. The term "Subsidiary" or "Subsidiaries" of an entity shall mean one or more corporations, a majority of the outstanding shares of voting stock of which is owned directly or indirectly by that entity.

2.   Administration.

     The Plan shall be administered by a Committee of the Company's Board of Directors, as it may be constituted from time to time, which Committee shall consist of no less than three members and shall not include any member of said Board who is, or within twelve (12) months prior to the exercise of any discretion under this Plan has been, an employee of the Company or its Subsidiaries. Each member of the Committee (the "Administrator") shall be an "outside director" as such term is defined in Section 162(m) of the Code and a "non-employee director" under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Administrator is authorized to interpret the Plan in accordance with its terms and may, from time to time, prescribe, adopt, amend and rescind any rules and regulations it deems appropriate for the administration of the Plan and for the continued qualification under the Code of any Incentive Stock issued hereunder. Decisions of the Administrator on all matters relating to the Plan shall be conclusive and binding on the Company, its shareowners and Plan participants.

     The validity, construction and effect of the Plan, and any rules and regulations relating thereto, shall be determined in accordance with the laws of Connecticut and applicable federal law.

3.   Shares Available for the Plan.

     Subject to the adjustments prescribed in Section 6, a maximum of 650,000 shares of Common Stock may be purchased pursuant to the Plan, and the maximum aggregate number of shares that may be covered by Stock Options granted in any one year to any Optionee who is an employee of the Company (an "employee-Optionee") shall not exceed 50,000. If any Stock Option granted under the Plan expires or terminates unexercised or, for any reason, becomes unexercisable, the unpurchased shares represented by such Stock Option shall thereafter be available for further grants under the Plan. If the exercise price of any Stock Option is paid by the Optionee's surrendering a share or shares of Common Stock, either actually or by attestation, only the number of shares of Common Stock issued net of the shares tendered shall be deemed purchased for purposes of calculating the maximum number of shares that may be purchased pursuant to the Plan.

4.   Participation.

     The Administrator shall, from time to time, select those members of the Board of Directors, officers and key full-time employees of the Company to whom Stock Options shall be granted, and shall determine (i) the number of Stock Options to be granted to each such individual, (ii) whether such Stock Options shall be Nonqualified or Incentive Stock Options, or some combination thereof,
(iii) the periods within which such Stock Options shall be exercisable, and (iv) whether any such Stock Option shall include a right to purchase an additional share of Common Stock (a "Reload Right") contingent upon Optionee's having exercised such Stock Option and having paid the exercise price in full by surrendering, either actually, or by attestation, a share or shares of Common Stock having a Fair Market Value on the date of the exercise equal to the exercise price of such Stock Option. A grant of Stock Options at any time shall neither guarantee nor preclude a grant to such Optionee at any later time.

     Participation in the Plan shall be limited to those members of the Board of Directors, officers and key full-time employees of the Company selected by the Administrator in its sole discretion. Members of the Board of Directors who are not employees of the Company shall not be eligible to receive Incentive Stock Options. Nothing in the Plan or in any Stock Option granted shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate an employee's employment at any time.

5.   Terms and Conditions of Options.

     The Stock Options granted shall be subject to the following terms and conditions:

     (a) Exercise Price of Stock Options. Regardless of whether the Stock Option granted is a Nonqualified or Incentive Stock Option, the purchase price per share deliverable upon the exercise of each Stock Option shall not be less than 100% of the Fair Market Value of shares of Common Stock on the date the Stock Option is granted or, in the case of a Stock Option arising from the exercise of a Reload Right, on the date that the Reload Right is exercised. No stock option may be repriced by the Administrator. In the case of the grant of any Incentive Stock Option to an Optionee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the option exercise price per share shall not be less than 110% of the Fair Market Value of shares of Common Stock on the date the Stock Option is granted or, in the case of a Reload Right, on the date that the Reload Right is exercised. "Fair Market Value" on any date shall be the average of the high and low sales price of shares of Common Stock on the New York Stock Exchange composite tape, or such other recognized market source as may be designated by the Administrator from time to time, on such date. If there is no sale on such date, then such average price on the last previous day on which a sale is reported shall govern.

     (b) The exercise price of a Stock Option shall be payable in cash or by the Optionee's surrendering, either actually or by attestation, a share or shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercised price of such Stock Option, or in any combination thereof, as determined by the Administrator.

     (c) Term and Exercisability of Stock Options. The Administrator shall determine the period within which each Stock Option granted shall be exercisable and may provide that a number of Stock Options shall become exercisable in installments; provided, however, that

     (i) except as provided in subsection (h)(iv) of this Section 5, in no event shall any Stock Option be exercisable less than one year, or more than ten years, from the date it is granted;

     (ii) except as provided in subsection (h)(iv) of this Section 5, no more than one-third of the number of Stock Options granted to an Optionee on any date may first become exercisable in any twelve-month period;

     (iii) in the case of the grant of an Incentive Stock Option to an Optionee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, in no event shall such Stock Option be exercisable more than five years from the date of the grant;

     (iv) in the case of Incentive Stock Options, except as provided in subsection (h)(iv) of this Section 5, the number of Stock Options granted to an Optionee on any date that may first become exercisable in any calendar year shall be limited to $100,000 divided by the exercise price per Stock Option, as determined in accordance with
            Section 422(d) of the Code and regulations issued thereunder; and

     (v) a Stock Option arising from the exercise of a Reload Right shall become exercisable on the six-month anniversary of the date when the Reload Right was exercised and shall expire on the same date on which the Stock Option from which it arose would have expired if it had not been exercised.

     (d) Continued Employment. Except as otherwise provided in subsection (f) of this Section 5, an employee-Optionee may exercise a Stock only (i) if he or she is, and has continuously been since the date the Stock Option was granted, a full-time employee of the Company or one of its Subsidiaries.

     (e) Shareowner Rights. Prior to the exercise of a Stock Option and delivery of the Common Stock shares purchased thereby, the Optionee shall have no right to dividends nor be entitled to voting or any other rights on account of such Stock Option.

     (f) Exercisability of Options Upon Certain Events. Upon the termination of an Optionee's service as a Director of the Company, or of an employee-Optionee's full-time employment, as a result of retirement, death or disability, all Stock Options of the Optionee that have not expired or been exercised, shall become immediately exercisable. Upon the termination of an employee-Optionee's full-time employment for any other reason, including but not limited to voluntary or involuntary termination, all of the Optionee's Stock that are not then exercisable shall automatically expire. An employee-Optionee shall be considered "retired" or "disabled" for purposes of the Plan if he or she is entitled to a service pension, disability pension, disability benefit or disability allowance under the Company's pension or disability plan.

     (i) Upon Death. If an Optionee's service as a Director, or an employee-Optionee's full-time employment, is terminated by death, such Optionee's legal representative or successor by bequest or the laws of descent and distribution (each a "Successor in Interest") may exercise, in whole or in part, Stock Options exercisable by such Optionee on the date of his or her death, from time to time within one year after such Optionee's date of death.

     (ii) Upon Retirement, or Termination Due to Disability. If an employee-Optionee's full-time employment is terminated due to retirement or disability, such Optionee, or his or her guardian or Successor in Interest, may exercise, in whole or in part: (A) Nonqualified Stock Options exercisable by such Optionee on the date of termination of his or her full-time employment, from time to time within three years after such date; and (B) Incentive Stock Options, exercisable by such Optionee on the date of his or her retirement, from time to time within three months after such date.

     (iii) Upon Voluntary or Involuntary Termination of Service. Upon a voluntary or involuntary termination of an employee-Optionee's full-time employment due to any cause other than the death, retirement or disability, such Optionee, or his or her Successor in Interest, may exercise, in whole or in part: (A) Nonqualified Stock Options, exercisable by such Optionee on the date of termination of his or her full-time employment, from time to time within five months after such date; and (B) Incentive Stock Options exercisable by such Optionee on such date, from time to time within three months after such date; provided, however, that if an employee-Optionee is terminated for cause (as determined by the Administrator), or if an employee-Optionee, at any time after his or her voluntary or involuntary termination of full-time employment, engages in any occupation or business that, in the opinion of the Administrator, is a competitor of the Company or any of its Subsidiaries, all of such Optionee's unexercised Stock Options may be canceled by the Administrator.

     (iv) Upon a Change of Control. In the event of a change of control of the Company, all Stock Options that have been granted and have not expired or been exercised, shall become immediately exercisable. Change in Control of the Company shall mean any of the following events:

            (A) any merger or consolidation of the Company with any corporate shareholder or group of corporate shareholders holding twenty-five percent (.25) or more of the Common Stock of the Company or with any other corporation or group of corporations that is or after such merger or consolidation would be affiliated with a shareholder owning at least twenty-five percent (.25) of the Common Stock of the Company; or

            (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any shareholder or group of shareholders holding twenty-five percent (.25) or more of the Common Stock of the Company, or any affiliate of such shareholder or group of shareholders, of any assets of the Company having an aggregate fair market value of $50 million or more; or

            (C) the issuance or sale by the Company of any securities of the Company to any shareholder or group of shareholders holding twenty-five percent (.25) or more of the Common Stock of the Company, or to any affiliate of such shareholder or group of shareholders, in exchange for cash, securities or other consideration having an aggregate fair market value of $50 million or more; or

            (D) the implementation of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any shareholder or group of shareholders owning at least twenty-five percent (.25) of the Common Stock of the Company, or any affiliate of such shareholder or group of shareholders; or

            (E) any reclassification of securities (including a reverse stock split), or recapitalization of the Company or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of outstanding shares of any class of equity securities, or securities convertible into any equity securities, of the Company, which is directly or indirectly owned by a shareholder or group of shareholders owning at least twenty-five percent (.25) of the Common Stock of the Company, or any affiliate of such shareholder or group of shareholders.

            The Administrator may, from time to time, by the affirmative vote of not less than a majority of the entire membership of the Administrator, modify the phrase "twenty-five percent (.25)" in one or more of the foregoing subsections (A), (B), (C), (D) and/or (E) to a lesser percentage, but not less than twenty percent (.20).

Transfer from the Company to a Subsidiary, from a Subsidiary to the Company, and from one Subsidiary to another, shall not be considered a termination of employment. Nor shall it be considered a termination of employment if an Optionee is placed on a military or sick leave or such other leave of absence, which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when an employee's right to reemployment shall no longer be guaranteed either by law or by contract.

     (g) Transferability. Except as otherwise permitted by the Administrator, Stock Options are not transferable otherwise than by the Optionee's will or by the laws of descent and distribution.

     (h) Listing, Registration and/or Approvals. Each Stock Option granted shall be subject to the requirement that if at any time the Administrator determines it is necessary or desirable to list, register or qualify any shares of Common Stock subject to such Option upon any securities exchange or under any state or federal law, or to obtain the consent or approval of any governmental regulatory body as a condition of, or in connection with, the granting of such Stock Option or the issue or purchase of shares of Common Stock thereunder, no such Stock Option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Administrator.

     (i) Option Agreement. Each person to whom a Stock Option is granted shall, as a condition to the receipt thereof, enter into an agreement with the Company, which shall contain such provisions, consistent with the provisions of the Plan, as may be prescribed by the Administrator.

6.   Adjustments.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Administrator shall make such adjustments as it deems appropriate in the number and kind of shares which may be purchased pursuant to the Plan, in the number and kind of shares covered by the Stock Options granted and in the exercise price of outstanding Stock Options. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all Stock Options granted hereunder and outstanding on the date of such event shall be assumed by the surviving or continuing corporation. In the event of any reorganization in which all of the shares of the Company's Common Stock are exchanged for shares of the common stock of another corporation, all Stock Options granted hereunder and outstanding on the effective date of the share exchange shall be automatically converted into stock options and reload options to purchase shares of the other corporation on identical terms, and the other corporation shall assume this Plan, and the Board of Directors of the other corporation, excluding any member of said Board who is, or within twelve
(12) months prior to the exercise of any discretion under this Plan has been an employee of the other corporation, its subsidiaries, the Company or its Subsidiaries, shall be and become the Administrator of this Plan on the effective date of the share exchange.

7.   Termination and Modification of the Plan.

     The Administrator, without approval of the shareholders of the Company, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, except that no such modification or termination of the Plan may, without the consent of an Optionee, alter or impair any Stock Option previously granted under the Plan and that no modification shall become effective without prior approval of the Common Stock shareowners of the Company that would: (a) increase (except in the case of a readjustment of the Common Stock or a recapitalization) the maximum number of shares for which Stock Options may be granted under the Plan; (b) reduce the option price that may be established under the Plan; (c) extend the maximum option term under the Plan beyond ten years, or (d) change the Plan's eligibility requirements. Anything in the preceding sentence or elsewhere in any provision of the Plan to the contrary notwithstanding, if the Company enters into a transaction that is intended to be accounted for using the pooling-of-interests method of accounting, but it is determined by the Administrator that any Stock Option, or the Plan or any provision thereof could reasonably be expected to preclude such treatment, then the Administrator may modify (to the minimum extent required) or revoke (if necessary) such Stock Option or the Plan to the extent that the Administrator determines that such modification or revocation is necessary to enable the transaction to be subject to pooling-of-interests accounting. Unless previously terminated, the Plan shall terminate on March 21, 2009.

8.   Effective Date.

     The effective date of the Plan shall be March 22, 1999; provided, however, that if the Plan is not approved by the shareowners of the Company on or before January 21, 2000, the Plan and any and all Stock Options granted thereunder shall be and become null and void, and of no effect, on January 22, 2000.

                         THE UNITED ILLUMINATING COMPANY
                  NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS

Date:    June 28, 1999

Time:    10:00 a.m.

Place:   New Haven Lawn Club
         193 Whitney Avenue
         New Haven, Connecticut

Matters to be voted on:

1.   Election of directors.

2. Approval of the employment of PricewaterhouseCoopers LLP as our independent public accountants for 1999.

3.   Approval of our 1999 Stock Option Plan.

4. Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

     You can vote your shares of common stock at the annual meeting if our records show that you owned the shares on April 29, 1999.

     Whether you plan to attend the annual meeting or not, please fill in, sign, date and promptly return the enclosed proxy in the envelope that we have provided to you. If you mail us back the envelope from anywhere in the United States, then you don't have to put any postage stamps on the envelope.

[TO BE INCLUDED ONLY ON PROXIES FURNISHED TO EMPLOYEE-PARTICIPANTS IN THE COMPANY'S KSOP BENEFIT PLAN: Failure to submit your vote will result in the KSOP Trustee voting your KSOP shares in proportion to votes received from other KSOP participants. The Trustee for the unallocated shares will then vote the unallocated shares in the Plan in the same proportions as the allocated KSOP shares are voted by the KSOP Trustee.]



May 26, 1999

                              By Order of the Board of Directors,

                              KURT MOHLMAN, Treasurer and Secretary

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

     In order to save us the expense of further solicitation to ensure that a quorum is present at the annual meeting, please mail your proxy to us promptly--regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

--------------------------------------------------------------------------------

A diagram showing the location of the New Haven Lawn Club appears on the back cover of the Proxy Statement.

             - Please Detach and Mail in the Envelope Provided -
--------------------------------------------------------------------------------

A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                                                             WITHHOLD
                          FOR all nominees listed        AUTHORITY to vote
                          (except as indicated to         for all nominees
                               the contrary)              listed at right
(1) ELECTION OF                     / /                         / /
    BOARD OF
    DIRECTORS


    Nominees: Thelma R. Albright
              Marc C. Breslawsky
              David E. A. Carson
              Arnold L. Chase
              John F. Croweak
              Robert L. Fiscus
              Betsy Henley-Cohn
              John L. Lahey
              F. Patrick McFadden, Jr.
              Daniel J. Miglio
              Frank R. O'Keefe, Jr.
              James A. Thomas
              Nathaniel D. Woodson

        and, in their discretion, such other person or persons as the present Board of Directors shall determine, if one or more of said nominees is unable to serve.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For" box and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

                                          FOR        AGAINST          ABSTAIN
(2) APPROVAL OF THE EMPLOYMENT            / /          / /              / /
    OF PRICEWATERHOUSECOOPERS
    LLP AS OUR INDEPENDENT
    PUBLIC ACCOUNTANTS FOR 1999.
    (Proposed by the Board of
    Directors.)

(3) APPROVAL OF OUR 1999 STOCK            / /          / /              / /
    OPTION PLAN. (Proposed by
    the Board of Directors.)

(4) IN THEIR DISCRETION, ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREOWNERS AT THE ANNUAL MEETING OR ANY ADJOURNMENT OF THE ANNUAL MEETING.


Signature                      Signature                      Dated
         ----------------------         ----------------------     -------------

NOTE: When signing as attorney, executor, administrator, trustee or guardian, give title as such. If signer is a corporation, sign in the corporate name by duly authorized officer.

                         THE UNITED ILLUMINATING COMPANY

                               COMMON STOCK PROXY

              Proxy Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints John L. Lahey, or F. Patrick McFadden, Jr. (in the absence of Mr. Lahey), or Betsy Henley-Cohn (in the absence of Messrs. Lahey and McFadden), as proxy, for and in the name of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of the Common Stock of the United Illuminating Company that the undersigned is entitled to vote at the Annual Meeting of the Shareowners to be held on Monday, June 28, 1999, and at any adjournments thereof.

     This proxy, when properly signed and returned to the Company, will be voted in the manner indicated on the reverse side. Unless otherwise directed on the reverse side, the undersigned's vote will be cast for the election of all nominees listed to the Board of Directors and for items (2) and (3).

            (Continued, and to be signed and dated, on reverse side)